Exhibit 10.49
SPECIAL TERMINATION AGREEMENT
AMENDMENT
               BearingPoint, Inc. (the “Company”) and certain employees (the “Executives”) have entered into individual Special Termination Agreements (the “Agreements”), pursuant to which the Company has agreed to make severance payments in the event of the termination of the Executive’s employment as a result of a change in control of the Company. The Agreements provide that the Company has the right to amend the provisions of the Agreements in order to avoid the imposition of the additional tax required by Section 409A of the Internal Revenue Code of 1986, as amended. The Company has determined that it is in the best interest of the Company and Executive to provide that the benefits payable under the Agreements shall satisfy the requirements of Section 409A. The Company therefore amends each Agreement, effective as of December 31, 2008, as follows:
1.	The introductory clause of Section 3(a) is deleted and is replaced by the following:
The Company shall provide the Executive, within 10 business days following the applicable Termination Date (but in any event by March 15 of the year following such Termination Date), Severance Compensation in lieu of compensation to the Executive for periods subsequent to the Termination Date, but without affecting any other rights of the Executive at law or in equity, if any of the following events occur:
2.	Section 3(a)(ii) of the Agreement is amended by adding the following after the last sentence:
Notwithstanding the foregoing, in the event that the Executive provides such notice of his termination of employment, the Company shall have a period of 30 days in which to remedy the condition.
3.	Section 3(c) of the Agreement is deleted and is replaced by the following:
(c) Outplacement Counseling. If any of the events specified in Section 3(a)(i) or (ii) occurs and Executive is entitled to Severance Compensation, the Company shall reimburse all reasonable expenses for professional outplacement services by qualified consultants selected by the Executive, in an amount not to exceed $50,000.00; provided, however, that the reimbursement of such expenses is limited to expenses incurred on or before the last day of the second year following the year in which the termination of the Executive’s employment takes place and payment shall be made on or before the last day of the second year following the year in which such termination takes place.
4.	Section 4 of the Agreement is amended by adding the following as a new subsection (f):
(f) Notwithstanding any provision of this Agreement to the contrary, the reimbursement of any excise taxes imposed under Section 4999 of the Code shall take place by the end of the year following the year in which such taxes are remitted.

5.	Section 17 of the Agreement is amended by adding the following after the last sentence:
This Agreement shall not be amended or terminated in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement. The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A. For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.